CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - April 2006

                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (24,132.458 units) at March 31, 2006               $ 42,761,902
Additions of 89.757 units on April 30, 2006                             155,075
Redemptions of (0.000) units on April 30, 2006                                0
Offering Costs                                                          (31,369)
Net Income (Loss) - April 2006                                       (1,036,487)
                                                                   ------------

Net Asset Value (24,222.215 units) at April 30, 2006               $ 41,849,121
                                                                   ============

Net Asset Value per Unit at April 30, 2006                         $   1,727.72
                                                                   ============


                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                       $    440,093
    Change in unrealized                                                674,700

  Gains (losses) on forward and options on forward contracts:
    Realized                                                             14,352
    Change in unrealized                                             (2,209,657)
  Interest income                                                       158,022
                                                                   ------------

                                                                       (922,490)
                                                                   ------------

Expenses:
  Brokerage fee                                                         105,650
  Performance fee                                                             0
  Operating expenses                                                      8,347
                                                                   ------------

                                                                        113,997
                                                                   ------------

Net Income (Loss) - April 2006                                     $ (1,036,487)
                                                                   ============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on April 30, 2006                         $  1,727.72

Net Asset Value per Unit on March 31, 2006                         $  1,771.97

Unit Value Monthly Gain (Loss) %                                         (2.50)%

Fund 2006 calendar YTD Gain (Loss) %                                      2.11 %

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Sharp decline in US Dollar leads to losses...

April was a month in which our more traditional trend-following trading models performed well, but our newer, more complex trading models fared poorly. This can happen at a time when raw market momentum overwhelms the more subtle effect of the fundamental and technical indicators that the complex models use.

A sell-off in the US Dollar against all the major currencies resulted in negative performance in April, and the gains earned in most other sectors were not enough to offset the currency losses.

The currency sector was active throughout the month, and reacted sharply to comments by new Fed Chairman Ben Bernanke suggesting that US interest rate hikes may be near an end. Concern that the US Dollar may be losing its position as the world's primary reserve currency also led to heavy dollar selling. The decline was exacerbated by the rally in non-dollar currencies amid expectations that other central banks may be about to begin rate-hike campaigns.

In response to the US Dollar sell-off, fundamental concerns and increasing geopolitical uncertainties, precious and base metals traded sharply higher. Energy markets also traded higher, pushing the price of crude oil to all-time new highs. Gains from these moves together with the continued bearish trend in fixed income and the mid-month rebound in equities prices helped to offset the currency losses.

If you have any questions, please do not hesitate to call.


Sincerely,

Bruce Cleland
President & CEO